Exhibit 99.2
Unaudited Pro Forma Condensed Consolidated Financial Information
The following unaudited pro forma condensed consolidated financial information has been derived by the application of pro forma adjustments to the historical consolidated financial statements of OM Group, Inc. (“OMG” or “the Company”) and of the combined financial statements of the Electronics Businesses of Rockwood Specialties Group, Inc. The unaudited pro forma condensed consolidated statement of income gives effect to the acquisition of the Electronics Businesses of Rockwood Specialties Group, Inc. by OMG as if it had occurred on January 1, 2007. For purposes of the unaudited pro forma condensed consolidated financial information, the combined historical statements of income of the Electronics Businesses of Rockwood Specialties Group, Inc. for the nine months ended September 30, 2007 (audited) and for the three months ended December 31, 2007 (unaudited) have been combined with OMG’s audited statement of income for the year ended December 31, 2007.
A pro forma balance sheet has not been included as the balance sheet effects of the acquisition are reflected in the Company’s audited consolidated balance sheet as of December 31, 2007 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
Assumptions underlying the pro forma adjustments necessary to reasonably present this pro forma information are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial information. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The unaudited pro forma condensed consolidated financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.
The acquisition of the Electronics Businesses of Rockwood Specialties Group, Inc. by OMG has been accounted for as a purchase in conformity with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” with intangible assets recorded in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The unaudited pro forma condensed consolidated statement of income reflects the effects of applying certain preliminary purchase accounting adjustments to the historical consolidated results of operations, including items expected to have a continuing impact on the consolidated results, such as increased depreciation and amortization on acquired tangible and intangible assets. The final purchase price allocation is subject to the final determination of the fair values of assets acquired and liabilities assumed of the Electronics Businesses of Rockwood Specialties Group, Inc. and, therefore, that allocation and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein.

OM Group, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Statement of Consolidated Income
Year Ended December 31, 2007

		(audited)	(unaudited)
		Rockwood	Rockwood
	(audited)	Historical for	Historical for
	OM Group,	the nine	the three			OM
	Inc.	months ended	months ended	Pro Forma		Group,
	Historical	September 30,	December 31,	Adjustments		Inc. Pro
(In millions, except per share data)	(A)	2007 (B)	2007 (C)	(D)		Forma
Net sales	$1,021.5	$147.3	$54.7	$(6.3	)(E)	$1,217.2
Cost of products sold	708.3	110.0	39.7	(5.9	)(E)
				3.5	(F)
				1.0	(G)	856.6

Gross profit	313.2	37.3	15.0	(4.9)		360.6
Selling, general and administrative expenses	117.0	24.9	7.6	2.7	(H)
				(0.6	)(I)	151.6

Operating profit	196.2	12.4	7.4	(7.0)		209.0
Other income (expense):
Interest expense	(29.5)	(0.2)	(0.4)	(0.7	)(J)(K)	(30.8)
Interest income	23.9	—	—	(12.3	)(J)(L)	11.6
Foreign exchange gain	8.1	—	—	—		8.1
Other expense, net	(0.5)	—	(0.2)	—		(0.7)

	2.0	(0.2)	(0.6)	(13.0)		(11.8)

Income from continuing operations before income taxes and minority interest	198.2	12.2	6.8	(20.0)		197.2
Income tax expense	(76.3)	(4.1)	(2.3)	7.0	(M)
				1.7	(N)	(74.0)
Minority partners’ share of income	(10.4)	—	—	—		(10.4)

Income from continuing operations	$111.5	$8.1	$4.5	$(11.3)		$112.8

Income per common share — basic	$3.73					$3.77
Income per common share — assuming dilution	$3.68					$3.72

Weighted average shares outstanding:
Basic	29.9					29.9
Assuming dilution	30.3					30.3

OM Group, Inc.
Notes to Unaudited Pro Forma Condensed Statement of Consolidated Income
December 31, 2007
A.	The amounts in this column represent the reported results for OM Group, Inc. for the year ended December 31, 2007.

B.	The amounts in this column represent the audited results for the Electronics Businesses of Rockwood Specialties Group Inc. for the nine months ended September 30, 2007 included in this Form 8-K/A as Exhibit 99.1.

C.	The amounts in this column represent the unaudited results for the Electronics Businesses of Rockwood Specialties Group Inc. for the three months ended December 31, 2007 prior to the acquisition.

D.	The amounts in this column represent the adjustments necessary to give effect to the acquisition of the Electronics Businesses of Rockwood Specialties Group Inc. as of January 1, 2007. The adjustments are based on a preliminary allocation of the purchase price, which is expected to be finalized within one year of the acquisition date.

E.	This adjustment eliminates the sales and related cost of sales between OM Group, Inc. and the Electronics Businesses of Rockwood Specialties Group Inc.

F.	This adjustment represents an increase in cost of products sold resulting from the adjustment of Rockwood inventory acquired to fair value.

G.	This adjustment represents the estimated incremental annual depreciation expense resulting from the adjustment of the acquired tangible assets to fair value and changes to the estimated useful lives (dollars in thousands):

	Estimated				Estimated
	Useful Life	Net Book	Estimated	Estimated	Incremental Annual
	(years)	Value	Fair Value	Step-up	Depreciation

Land	n/a	$1,194	$1,791	$597	$—
Buildings and Improvements	20	11,768	14,710	2,942	147
Machinery and Equipment	10	57,743	66,404	8,661	866
Furniture and Fixtures	5	1,312	1,443	131	26

		$72,017	$84,348	$12,331	$1,039

H.	This adjustment represents the estimated incremental annual amortization expense resulting from the additional intangible assets recorded at fair value using the straight-line method based on the following (dollars in thousands):

	Estimated
	Useful Life	Estimated	Estimated Annual
	(years)	Fair Value	Amortization

Patents/Technology	10	$20,000	$2,000
Trademarks and Tradenames	20	15,000	750
Processes and Formulas	10	2,000	200
Customer Lists and Relationships	10	1,000	100

		$38,000	3,050
Rockwood Electronic Businesses Historical amortization expense			310

Estimated incremental annual amortization			$2,740

I.	This adjustment eliminates costs incurred by the Electronics businesses of Rockwood Specialties Group Inc. related to the sale of the business that would not have been incurred had the acquisition occurred on January 1, 2007.

J.	These adjustments assume that the purchase price of $315.0 million and transaction costs of $5.0 million were paid with $250.0 million of cash and $70.0 million borrowed on the Company’s Revolving Credit Agreement and that the $70.0 million borrowed was repaid using the proceeds from the sale of the Company’s Nickel business on March 1, 2007.
K.	This adjustment represents interest expense assuming the Company borrowed $70.0 million on its Revolving Credit Agreement on January 1, 2007 and repaid the $70.0 million using the proceeds from the sale of the Company’s Nickel business on March 1, 2007. Amount was calculated as follows:

Revolver balance January 1, 2007	$70.0

Interest rate	6.10%

Number of months outstanding	2

Interest expense	$0.7

L.	This adjustment represents a reduction in interest income assuming the acquisition price was paid on January 1, 2007, which would have reduced cash available for investment. Amount was calculated as follows:

		After
	Initital	revolver	Total
Less cash earning interest	$250.0	$320.0
Interest rate	4%	4%

Full year impact	$10.0	$12.8

Number of months	2	10

	$1.7	$10.6	$12.3

M.	This adjustment represents the tax effect of pro forma adjustments to income before income taxes and is based on the estimated applicable statutory tax rates.

N.	This adjustment represents the reversal of a portion of the valuation allowance related to deferred income tax assets as a result of the impact of the net deferred income tax liabilities of the Electronics Businesses of Rockwood Specialties Group Inc. on the Company’s combined tax position.

Unaudited Pro Forma Product Line Grouping Information
The following unaudited pro forma product line grouping information is derived from the unaudited pro forma condensed statement of consolidated income presented above, plus the acquired businesses of Borchers GmbH (“Borchers”) as if the acquisition of Borchers by OMG had occurred on January 1, 2007. Borchers had sales in 2007 of approximately $54.7 million.

Electrochemicals (a)
Memory Disk	38%
Printed Circuit Boards	51%
General Metal Finishing	7%
Electronic Packaging	4%

Photomasks
Americas	44%
Europe	55%
Asia	1%

Ultra Pure Chemicals
Americas	5%
Europe	57%
Asia	38%

Advanced Organics (b)
Tire	29%
Coatings	43%
Chemicals	22%
Additives	6%

Inorganics
Battery	44%
Powder Metallurgy	12%
Chemicals	16%
Ceramics	6%
Other	22%

(a)	Includes historical Electronic Chemicals product line grouping plus Printed Circuit Board business unit of the Electronics Businesses of Rockwood Specialties Group.

(b)	Includes Borchers GmbH.